EXHIBIT 4.2

AMPHENOL CORPORATION

OFFICERS’ CERTIFICATE

Pursuant to Section 2.2 of the Indenture

Reference is made to the Indenture (the “Indenture”), dated as of November 5, 2009, between Amphenol Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

Pursuant to Section 2.2 of the Indenture, the Company hereby certifies, through its Treasurer, David Jositas, and its Secretary, Edward C. Wetmore, as follows:

1.                                       Pursuant to (i) authority delegated by the Board of Directors (the “Board of Directors”) of the Company on October 23, 2009 to the Pricing Committee thereof, (ii) an Action by Unanimous Written Consent of the Board of Directors taken as of October 29, 2009, and (iii) an Action by Unanimous Written Consent of the Pricing Committee of the Board of Directors taken as of October 29, 2009 (the “Pricing Committee Consent”), the Company has created a series of senior debt securities of the Company, designated as the “4.75% Senior Notes due 2014” (the “Notes”), to be issued under the Indenture, and authorized the sale of up to $600,000,000 aggregate principal amount of the Notes.

2.                                       The terms of the Notes as authorized by and determined pursuant to the Pricing Committee Consent, are as follows:

(a)                                  The title of the Notes shall be 4.75% Senior Notes due 2014 (CUSIP: 032095AA9; ISIN: US032095AA98).

(b)                                 The price at which the Notes will be issued shall be 99.813% of the principal amount of the Notes.

(c)                                  The maximum aggregate principal amount of the Notes shall be $600,000,000.

(d)                                 The principal of the Notes shall be payable on November 15, 2014 (“Maturity”).

(e)                                  The Notes shall bear interest at an annual rate of 4.75% from November 5, 2009, payable semi-annually in arrears on May 15 and November 15 of each year (the “Interest Payment Dates”), commencing May 15, 2010 until the principal of the Notes is paid or made available for payment.  The interest so payable shall be paid to the Persons in whose name the Notes are registered at the close of business on the May 1 or November 1 (the “Interest Record Dates”) (whether or not a Business Day (as defined in the Indenture)) next preceding such May 15 or November 15, respectively.  The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  In the event that any Interest Payment Date, any redemption date or the Maturity falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, such redemption date or Maturity, as the case may be, to the date of that payment on that next succeeding Business Day.

(f)                                    The place where: (i) principal of and premium, if any, and interest on the Notes shall be payable, (ii) the Notes may be surrendered for registration of transfer or exchange and (iii) notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, shall be at the Company’s office or agency in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee at: 101 Barclay Street, 8th Floor West, New York, New York 10286), provided that, at the Company’s option, payment of interest may be made by check mailed to the registered Holders of the Notes at their registered addresses.

(g)                                 The Notes shall be redeemable, at the Company’s option, in whole or in part, at any time or from time to time.  Upon redemption of the Notes, the Company shall pay a redemption price equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed; and

(ii)                                  the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 35 basis points, plus, in each case of clauses (i) and (ii) of this Section 2(g), accrued interest thereon to the date of redemption.

If the date of redemption is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders whose Notes will be subject to redemption by the Company.

For purposes of this Section 2(g), the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if fewer than four such Reference Treasury Dealer Quotations are provided to the Trustee, the average of all such quotations.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and their respective successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal (or of the portion) thereof and interest thereon that would be due after the related date of redemption therefor but for such redemption; provided, however, that, if that date of redemption is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed.  If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee deems fair and appropriate.  Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or portions thereof called for redemption.

(h)                                 The Notes shall not be subject to any sinking fund.

(i)                                     If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 2(g) above, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control Repurchase Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer, stating:

(i)                                     that such Change of Control Repurchase Event has occurred or is pending and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”);

(ii)                                  if such notice is mailed prior to the date of consumption of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;

(iii)                               the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”); and

(iv)                              the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company and, to the extent applicable, an executed new note or notes evidencing any unpurchased portion of any Note or Notes surrendered for which the Trustee shall be required to authenticate and deliver a new note or notes as provided below.

The Trustee shall promptly mail, or shall cause the Paying Agent to promptly mail, to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

The Company shall not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to the Change of Control Offer to be made by the Company and repurchases all Notes validly tendered and not withdrawn under such offer.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions in this Section 2(i), the Company shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions in this Section 2(i) by virtue of any such conflict.

For purposes of this Section 2(i), the following terms have the following meanings:

“Change of Control” means:

•                  the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any

“person” (as such term is used in Sections 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock (or the Company’s successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this Section 2(i), such person shall be deemed to beneficially own any of the Company’s Voting Stock held by a parent entity, if such person “beneficially owns” (as defined above), directly or indirectly, more than a majority of the voting power of the Voting Stock of such parent entity); or

•                  the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

•                  the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

•                  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to the Company or one of the Company’s Subsidiaries; or

•                  the adoption by the Company’s stockholders of a plan or proposal for its liquidation or dissolution.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if (A) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (B) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline with respect to such Change of Control.  Notwithstanding anything in this Section 2(i), no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Company’s Board of Directors on the date of issuance of the Notes or (b) was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s or both do not make a rating on the Notes publicly available, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) or “organizations”, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to a Change of Control, the Notes cease to be rated Investment Grade by each Rating Agency on any date during the period (“Trigger Period”) from the date of the public notice of an arrangement that could result in such Change of Control until 60 days following the consummation of such Change of Control (which Trigger Period will be extended for so long as the rating on the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees, as applicable, of such Person.

(j)                                     The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(k)                                  The Notes shall be issued only in registered form without coupons.  The Notes shall be represented by one or more Global Securities in the form set forth in Exhibit A hereto.

(l)                                     In the event of a declaration of acceleration of the maturity of the Notes pursuant to Section 6.2 of the Indenture, 100% of the principal amount of the Notes shall be payable.

(m)                               The Notes shall be issued in United States dollars.

(n)                                 Principal of and premium, if any, and interest on the Notes shall be paid in United States dollars.

(o)                                 [N/A]

(p)                                 [N/A]

(q)                                 [N/A]

(r)                                    There shall be no additions to or changes in the Events of Default (as defined in the Indenture) that apply to the Notes.  There shall be no change in the right of the Trustee or the requisite Holders of the Notes to declare the principal amount of the Notes due and payable pursuant to Section 6.2 of the Indenture.

(s)                                  Other than as set forth in Section 2(i) above, there shall be no additions to or changes in the covenants set forth in Article IV or V of the Indenture that apply to the Notes.

(t)                                    The Notes shall not be convertible to any other securities of the Company.

(u)                                 The Notes shall be senior unsecured and unsubordinated debt securities and shall rank equally with all of the Company’s existing and future senior unsecured and unsubordinated indebtedness.  However, the Notes shall be structurally subordinated to the indebtedness of the Company’s Subsidiaries and effectively subordinated to any of the Company’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

(v)                                 The Trustee shall act as the Registrar, Paying Agent and Service Agent for the Notes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of the Company in his or her capacity as specified below.

Dated:  November 5, 2009

AMPHENOL CORPORATION

By:	/s/ David Jositas
Name: David Jositas
Title: Treasurer

By:	/s/ Edward C. Wetmore
Name: Edward C. Wetmore
Title: Vice President, Secretary and General Counsel